LEXINGTON ENERGY SERVICES INC.

AMENDMENT

TO

SUBSCRIPTION AGREEMENT

THIS AMENDMENT, dated as of August  , 2008 (“this Amendment”), amends the Subscription Agreement, made and entered into as of ________, 2008 (the “Agreement”), by and among Lexington Energy Services Inc., a Nevada corporation (the "Company"), and _____________________ (the “Purchaser”).  Unless otherwise provided in this Amendment, defined terms used herein shall have the same meaning as provided in the Agreement.

RECITALS

A.

The Agreement provides that Purchaser acquire from the Company ___________ units, each unit (“Unit”) consisting of (i) one share of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company and (ii) a warrant (the “Warrant”) to purchase one share of Common Stock at an exercise price of $0.02 per share on or before the second anniversary of the date of issuance thereof.

B.

The purchase of the Units by the Purchaser has not closed.

C.

The parties wish to amend the  Agreement to provide that in lieu of the Company issuing the Units to the Purchaser that the Purchaser agreed to purchase in the Agreement, the Company would issue to the Purchaser its 10% promissory notes due in 180 days (substantially in the form as set forth in Exhibit A, the “Notes”) in the principal amount of the purchase price of the Units the Purchaser agreed to purchase in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.

Purchase of Notes.

The Purchaser agrees to purchase from the Company $________ principal amount of its Notes.  Together with this Amendment to the Agreement, the Purchaser is delivering the full amount of the purchase price for the Notes (the “Purchase Price”) for which the Purchaser is subscribing.  This subscription may be rejected, in whole or in part, by the Company in its sole discretion.

2.

The Purchaser hereby makes as of the date of this Amendment the same representations and warranties with regard to its purchase of the Notes as were made by Purchaser with regard to purchase of the Units in Sections 4 and 5 of the Agreement.

3.

Miscellaneous.

Section 3.1 Entire Agreement.

This Amendment and the Agreement, and the Exhibits hereto, contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 3.2 Amendment and Modifications.

This Amendment may not be further amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

Section 3.3 Extensions and Waivers.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

Section 3.4 Successors and Assigns.

This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Amendment without the express prior written consent of the other party hereto. Nothing in this Amendment is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Amendment.

Section 3.5 Headings; Definitions.

The Section headings contained in this Amendment are inserted for convenience of reference only and will not affect the meaning or interpretation of this Amendment. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 3.6 Severability.

If any provision of this Amendment or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Amendment shall remain in full force and effect and shall be reformed to render the Amendment valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

Section 3.7 Counterparts.

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties have caused this Amendment to the Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

LEXINGTON ENERGY SERVICES INC.

By:

--------------------------------------

Title: Chief Executive Officer

PURCHASER:

--------------------------------------

Name:

EXHIBIT A

LEXINGTON ENERGY SERVICES INC.

PROMISSORY NOTE

Calgary, Alberta

$_________________

    August __, 2008

FOR VALUE RECEIVED, LEXINGTON ENERGY SERVICES INC., a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay One Hundred Eighty (180) days from date, to the order of  __________________, with an office located at _________________________, Fax No.: ___-___-____, (the “Holder”), the sum of $__________, with interest accruing at the annual rate of ten (10.0%) percent, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid.

The following terms shall apply to this Note:

ARTICLE I

DEFAULT RELATED PROVISIONS

1.1

Payment Grace Period.  The Borrower shall have a ten (10) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of fifteen (15.0%) percent per annum shall apply to the amounts owed hereunder calculated from the date of the making of this Note. In no event shall the rate of interest calculated hereunder exceed the maximum amount allowed by law and automatically shall be reduced to such maximum amount.

1.2

Interest Payment.  Interest on the outstanding principal amount of the Note shall be due and payable in arrears on the first day of each month and Borrower shall pay all such interest due on the principal amount hereunder in immediately available funds to the Holder on the first day of each month.  The principal amount of the Note plus any accrued and unpaid interest shall be collectively referred to herein as the “Debt.”

ARTICLE II

EVENTS OF DEFAULT

The occurrence of any of the following events of default (each, an "Event of Default") shall, at the option of the Holder hereof, make all sums or principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period, all of which hereby are expressly waived, except as set forth below:

2.1

Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal or interest hereon when due and such failure continues for a period of ten (10) days.

2.2

Breach of Covenant.  The Borrower breaches any covenant or other term or condition of this Note and such breach continues for a period of ten (10) days after written notice to the Borrower from the Holder.

2.3

Breach of Representations and Warranties.  Any representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect.

2.4

Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.5

Judgments.  Any money judgment, writ or similar process shall be entered or filed against Borrower or any of its property or other assets for more than $25,000, and shall remain unvacated, unbonded or unstayed for a period of forty (40) days.

2.6

Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

1.7

Material Adverse Event.  The concession by the Borrower of a default under any obligation in a monetary amount in excess of $100,000 (a “Material Adverse Event”).

ARTICLE III

MISCELLANEOUS

0.1

Failure or Indulgency Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind.

0.2

Notices.  Any notice herein required or permitted to be given shall be in writing and may be personally served and shall be deemed to be delivered upon receipt or if sent by the Royal Mail or the United States mailseven (7) days after being deposited in the Royal Mail or the United States mail, as the case may be, certified, with postage pre-paid and properly addressed, or if sent by fax transmission (with the original sent by certified or registered mail or by overnight courier) and shall be deemed to have been delivered on the day telecopied.  For the purposes hereof, the address and fax number of the Holder is as set forth on the first page hereof the address and fax number of the Borrower is as set forth on the signature page hereof.  Both Holder and Borrower may change the address and fax number for service by service of written or fax notice to the other as herein provided.

3.3

Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4

Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

3.5

Cost of Collection.  The Borrower agrees to pay all reasonable costs and expenses (including legal fees) incurred by the Holder in connection with the enforcement and collection hereof.

3.6

Governing Law.  This Note has been executed in and shall be governed by the internal laws of the State of Nevada, without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its President and Chief Executive Officer as of the _____ day of August, 2008.

LEXINGTON ENERGY SERVICES INC.

By:________________________________

Name: Robert Rosner

Title: President and Chief Executive Officer

Address for Notices:

Fax: